REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of December 3, 2012, by and between Focus Venture Partners, Inc., a Delaware corporation (the “Company”), and Atalaya Special Opportunities Fund IV LP (Tranche B), a Delaware limited partnership (“Atalaya Fund IV”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 9 hereof.

WHEREAS, Atalaya Fund IV and the Company are parties to that certain Common Stock Purchase Warrant dated as of December 3, 2012 (the “Warrant”); and

WHEREAS, the parties hereto wish to provide for the registration of the Registrable Securities issuable to Atalaya Fund IV upon exercise of the Warrant on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.           Demand Registrations.

(a)          Requests for Registration. After the Company’s Initial Public Offering, Atalaya Fund IV may request up to two registrations under the Securities Act of all or any portion of its Registrable Securities on Form S-1 or any similar long-form registration (a “Long-Form Registration”) and an unlimited number of short-form registrations under the Securities Act of all or any portion of the Registrable Securities on Form S-3 or any similar short-form registration (“Short-Form Registrations”) if available; provided that the aggregate offering value of the Registrable Securities requested to be registered in any registration under this Section 1(a) (a “Demand Registration”) must equal at least $2 million in any Long-Form Registration, and at least $1 million in any Short-Form Registration.

All requests for Demand Registrations shall be made by giving written notice to the Company (the “Demand Notice”). Each Demand Notice shall specify the approximate number of Registrable Securities requested to be registered and the anticipated per share price range for such offering.

(b)          Long-Form Registrations. A registration shall not count as one of the permitted Long-Form Registrations until it has become effective. All Long-Form Registrations shall be underwritten registrations unless otherwise requested by Atalaya Fund IV.

(c)          Short-Form Registrations. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form.

(d)          Priority on Demand Registrations. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Atalaya Fund IV’s Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Atalaya Fund IV’s Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to Atalaya Fund IV, the Company shall include in such registration the number which can be so sold in the following order of priorities: (i) first, the Registrable Securities requested by Atalaya Fund IV to be included in such registration, and (ii) second, other securities requested to be included in such registration.

(e)          Restrictions on Long-Form Registrations. The Company shall not be obligated to effect any Demand Registration which is a Long-Form Registration within 180 days after the effective date of a previous Demand Registration which was a Long-Form Registration or a previous registration in which Atalaya Fund IV was given piggyback rights pursuant to Section 2 and in which there was no reduction in the number of Atalaya Fund IV’s Registrable Securities requested to be included. The Company may postpone for up to 180 days the filing or the effectiveness of a registration statement for a Demand Registration if the Board determines in its reasonable good faith judgment that such Demand Registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction; provided that, in such event, Atalaya Fund IV shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration Expenses and Selling Counsel Expenses in connection with such withdrawn registration. The Company may delay a Demand Registration hereunder only once in any twelve-month period.

(f)          Selection of Underwriters. The Board shall select the investment banker(s) and manager(s) to administer a Demand Registration that is an underwritten offering, subject to the prior written approval of Atalaya Fund IV, which approval shall not be unreasonably withheld.

(g)          Other Registration Rights. Except as otherwise permitted by this Agreement, the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of Atalaya Fund IV, which consent shall not be unreasonably withheld.

2.            Piggyback Registrations.

(a)          Right to Piggyback. Whenever the Company proposes to register any of its securities under the Securities Act, and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event within five days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to Atalaya Fund IV of its intention to effect such a registration and, subject to Sections 2(b) and (c) below, shall include in such registration all Registrable Securities with respect to which the Company has received written requests by Atalaya Fund IV for inclusion therein within 20 days after the receipt of the Company’s notice.

(b)          Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration by Atalaya Fund IV, and (iii) third, other securities requested to be included in such registration.

(c)          Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, the Company shall include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration and the Registrable Securities of Atalaya Fund IV requested to be included in such registration, pro rata among the holders of any such securities and any Registrable Securities of Atalaya Fund IV on the basis of the number of securities and Registrable Securities so requested to be included therein owned by each such holder, and (ii) second, other securities requested to be included in such registration.

(d)          Selection of Underwriters. The Board shall select the investment banker(s) and manager(s) to administer any Piggyback Registration that is an underwritten offering, subject to the prior written approval of Atalaya Fund IV, which approval shall not be unreasonably withheld.

3.          Holdback Agreement. (a)          Atalaya Fund IV shall not effect any public sale or distribution of any of its Registrable Securities or of any other capital stock or equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such stock or securities, during the seven (7) days prior to and the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing such registration otherwise agree.

(b)          The Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree.

(c)          The Company shall cause all Officers and Directors holding at least one percent of the total outstanding Common Stock to agree that such Persons shall not effect any public sale or distribution of their equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree.

4.          Registration Procedures. Whenever Atalaya Fund IV has requested that any of its Registrable Securities be registered pursuant to this Agreement, the Company shall effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a)          prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by Atalaya Fund IV copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel), and, no later than the first business day after such registration statement becomes effective, file with the SEC the final prospectus included therein pursuant to Rule 424 (or successor thereto) promulgated under the 1933 Act (“Rule 424”);

(b)          notify Atalaya Fund IV of the effectiveness of each registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the earlier of (i) the date which is 180 days after the effectiveness or (ii) the date on which all Registrable Securities covered by such registration statement shall have been sold, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c)          furnish to Atalaya Fund IV such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as Atalaya Fund IV may reasonably request in order to facilitate the disposition of the Registrable Securities owned by Atalaya Fund IV;

(d)          use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable Atalaya Fund IV to consummate the disposition in such jurisdictions of the Registrable Securities owned by Atalaya Fund IV (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e)          notify Atalaya Fund IV, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of Atalaya Fund IV, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading, and in the event that the Company shall file a post-effective amendment that amends or modifies a prospectus or prospectus supplement in any way, the Company shall file a prospectus supplement, which prospectus supplement shall be filed pursuant to Rule 424, containing such amended or modified prospectus or prospectus supplement within one (1) business day of the date on which such post-effective amendment has become effective;

(f)          use its best efforts to (i) cause all Registrable Securities covered by a registration statement to be listed on each securities exchange or trading market on which securities of the same class or series issued by the Company are listed or if no such securities are then listed, such securities exchange or trading market as Atalaya Fund IV may reasonably request, and (ii) without limiting the generality of the foregoing, arrange for at least two market makers to register with FINRA as such with respect to such Registrable Securities, and pay all fees and expenses in connection with satisfying its obligation under this Section 4(f);

(g)          provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(h)          enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as Atalaya Fund IV or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split or a combination of shares);

(i)          make available for inspection by Atalaya Fund IV, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(j)          otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(k)          permit Atalaya Fund IV to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of Atalaya Fund IV and its counsel should be included;

(l)          in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, use its best efforts promptly to obtain the withdrawal of such order;

(m)          obtain a comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as Atalaya Fund IV may reasonably request; and

(n)          use its best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of the Registrable Securities.

5.            Registration Expenses.

(a)          Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be paid by the Company, except as and to the extent provided in Sections 5(c) or (d) below. In any event, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed.

(b)          Reimbursement of Counsel. In connection with any registration initiated as a Demand Registration or a Piggyback Registration, the Company shall reimburse Atalaya Fund IV for the reasonable fees and disbursements of one counsel chosen by Atalaya Fund IV (the “Selling Counsel Expenses”).

(c)          Payment of Certain Expenses by Holders of Registrable Securities. Underwriting discounts and commissions and transfer taxes relating to the Registrable Securities sold by Atalaya Fund IV in any registration hereunder, and all fees and expenses of counsel for any holder of Registrable Securities (other than Selling Counsel Expenses) shall be borne and paid by Atalaya Fund IV.

(d)          Withdrawal. Notwithstanding Sections 5(a) and (b), the Company shall not be required to pay any Registration Expenses and Selling Counsel Expenses incurred in connection with any registration initiated as a Demand Registration if such registration is subsequently withdrawn at the request of Atalaya Fund IV, unless (i) Atalaya Fund IV agrees to forfeit one (1) Long-Form Registration pursuant to Section 1, or (ii) at the time of withdrawal, such holders have learned of an event that has had, or could reasonably be expected to have, a Material Adverse Effect.

6.            Indemnification.

(a)          The Company agrees to indemnify, to the extent permitted by law, Atalaya Fund IV, its officers and directors and each Person that controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, preliminary prospectus or free writing prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by Atalaya Fund IV expressly for use therein. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of Atalaya Fund IV.

(b)          In connection with any registration statement in which Atalaya Fund IV is participating, Atalaya Fund IV shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by Atalaya Fund IV; provided that the obligation to indemnify shall be limited to the net amount of proceeds received by Atalaya Fund IV from the sale of its Registrable Securities pursuant to such registration statement. In connection with an underwritten offering, Atalaya Fund IV shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Company.

(c)          Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)          The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company’s indemnification is unavailable for any reason such that such provisions provide the same obligations and benefits to the indemnified party as those which would have been applicable had the indemnification provisions in Sections 6(a) and (b) been available taking into account all of the limitations set forth in Sections 6(a) and (b).

7.          [Intentionally Omitted]

8.          Transferability and Expiration of Registration Rights. Prior to the Company’s Initial Public Offering, if Atalaya Fund IV transfers any of its Registrable Securities, it shall cause the prospective transferee to be bound by this Agreement and to execute and deliver to the Company a joinder to this Agreement, pursuant to which such transferee shall become party to this Agreement. Such transferee shall have the same rights, liabilities and obligations under this Agreement as the party from which the Registrable Securities were transferred. Any transfer or attempted transfer of Registrable Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Registrable Securities as the owner of such Registrable Securities for any purpose.

9.          Definitions.

“Board” means the board of directors of the Company or any governing body performing similar functions for any successor of the Company.

“Common Stock” means the common stock, par value $.00001 per share, of the Company.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Initial Public Offering” means a sale of Common Stock by the Company to the public registered under the Securities Act on Form S-1 or any similar form.

“Material Adverse Effect” means (i) a material adverse effect on the assets, liabilities, operations, results of operations, business, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) any material limitation upon the ability of the Company to perform its obligations under, or upon the legality, validity or enforceability of, this Agreement.

“Officer” means an officer of the Company.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Registrable Securities” means (i) any Common Stock issued upon exercise of the Warrant and (ii) any Common Stock referred to in clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided that with respect to any Registrable Securities, such securities shall cease to be Registrable Securities when they have been sold to the public. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion or exercise, disregarding any restrictions or limitations upon the exercise of any such right), whether or not such acquisition has actually been effected.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power of such corporation, partnership, limited liability company, association or other entity are, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

10.         Miscellaneous.

(a)          No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to Atalaya Fund IV in this Agreement.

(b)          Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of Atalaya Fund IV to include its Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of its Registrable Securities in any such registration.

(c)          Remedies. Atalaya Fund IV shall be entitled to enforce its rights under this Agreement specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(d)          Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only with the prior written consent of Atalaya Fund IV.

(e)          Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of Atalaya Fund IV are also for the benefit of, and enforceable by, any subsequent holder of Atalaya Fund IV’s Registrable Securities, provided that such subsequent holder complies with the provisions of Section 8 hereof.

(f)          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(g)          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(h)          Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than of limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(i)          Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and Atalaya Fund IV. All other issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(j)          Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

If to the Company:

Focus Venture Partners, Inc.
4647 Saucon Creek Road
Suite 301
Center Valley, Pennsylvania 18034
Attention: Christopher Ferguson
Facsimile: (610) 672-9999

With a copy to:

Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11750
Attention: Stephen Fleming
Facsimile: (516) 977-1209

If to Atalaya Fund IV:

Atalaya Capital Management LP
780 Third Avenue, 27th Floor
New York, New York 10017
Attention: Michael Bogdan
Facsimile: (917) 274-1173

With a copy to:

Perkins Coie LLP
131 S. Dearborn Street, Suite 1700
Chicago, Illinois 60603
Attention: Michael Owen
Facsimile: (312) 324-9467

(k)          Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

(l)          Delivery by Electronic Transmission. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties, except that the failure of any party to comply with such a request shall not render this Agreement invalid or unenforceable. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

FOCUS VENTURE PARTNERS, INC.

By:	/s/ Christopher Ferguson
Name: Christopher Ferguson
Title: CEO

ATALAYA SPECIAL OPPORTUNITIES FUND IV LP
(TRANCHE B)

By:	/s/ Michael E. Bogdan
Name: Michael E. Bogdan
Title: Authorized Signatory

Focus Fiber Registration Rights Agreement Signature Page